Filed pursuant to Rule 424(b)(7)
Registration No. 333-117229

Prospectus Supplement to

Prospectus dated October 7, 2004

HOST HOTELS & RESORTS, INC.

21,311,681 Shares of Common Stock

This prospectus supplement relates to 21,311,681 shares of our common stock that may be offered for resale by the persons or entities listed herein who may become stockholders of ours upon issuance of shares of common stock upon exchange of 3.25% Exchangeable Senior Debentures due April 15, 2024 of Host Hotels & Resorts, L.P. (of which we are the sole general partner and in which we own approximately 98% of the partnership interests). Host Hotels & Resorts, L.P. issued the debentures in a private offering on March 16, 2004. This prospectus supplement also relates to an indeterminate number of additional shares of our common stock that may be issued from time to time upon exchange of the debentures as a result of exchange rate adjustments under the terms of the debentures.

The selling stockholders named in this prospectus supplement, or in supplements hereto, may sell all or a portion of the common stock, from time to time, in market transactions, in negotiated transactions or otherwise, and at prices and on terms which will be determined by the then prevailing market price for our common stock or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. In addition, the selling stockholders may offer the common stock from time to time through ordinary brokerage transactions on the New York Stock Exchange. See “Plan of Distribution” in the prospectus dated October 7, 2004 for additional information on the methods of sale.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus.

No securities are being offered or sold by us pursuant to this prospectus supplement. We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

Our common stock is traded on the New York Stock Exchange under the symbol “HST”. On August 17, 2011, the last reported sale price of our common stock was $12.37 per share.

Our principal executive offices are located at 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland, 20817. Our phone number is (240) 744-1000.

Investing in the offered securities involves risks. See “Risk Factors” beginning on page 2 of the prospectus dated October 7, 2004.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the offered securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement August 18, 2011.

SELLING STOCKHOLDERS

The table below supplements or amends the table of stockholders contained on pages 33 through 34 of the Prospectus dated October 7, 2004. Where the name of a selling stockholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that selling stockholder supersedes the information in the Prospectus. Currently there is outstanding $309,282,000 aggregate principal amount of Host Hotels & Resorts, L.P. debentures. We may issue the offered shares of common stock to the selling stockholders if, and to the extent, that they exchange their debentures for shares of common stock. The following table provides information regarding the selling stockholders and the number of shares of common stock they are offering for resale.

The exchange rate on the debentures is subject to adjustment in certain events. Accordingly, the number of shares of common stock issuable upon the exchange of the debentures may increase or decrease from time to time.

Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned. Because the selling stockholders may offer, pursuant to this prospectus, all or some portion of the common stock listed below, no estimate can be given as to the amount of common stock that will be held by the selling stockholder upon consummation of any sales. In addition, the selling stockholders listed in the table may have sold, transferred or otherwise disposed of, in transactions exempt from registration requirements of the Securities Act, some or all of their debentures or common stock since the date as of which such information was provided to us. The percentage ownership data is based on 693,002,997 shares of our common stock issued and outstanding as of June 15, 2011.

Unless otherwise set forth below, no selling stockholder has had any material relationship with us or any of our affiliates within the past three years, other than as a stockholder.

We have prepared the table based on information given to us by, or on behalf of, the selling stockholders on or before August 18, 2011. Information about the selling stockholders may change over time. Any changed information given to us by the selling stockholders will be set forth in prospectus supplements or amendments to this prospectus if and when necessary.

Name	Number of Shares Beneficially Owned Before Offering (1)	Number of Shares Being Offered for Resale (2)(3)	Percentage of Common Stock Outstanding (4)
Absolute Strategies Fund - Forum Funds Trust	196,723	196,723	*
Advent Claymore Enhanced Growth & Income Fund (LCM) (6)	30,230	30,230	*
Advent Global Active Extension Fund (6)	26,230	26,230	*
Advent Global Phoenix Convertible Fund (6)	20,984	20,984	*
ADVENT GLBL CONV GM HOURLY (6)	69,181	69,181	*
ADVENT GLBL CONV GM SALARY (6)	40,000	40,000	*
Alabama Children’s Hospital Foundation	6,557	6,557	*
Alcon Laboratories (6)	12,525	12,525	*
Alphas Managed Accounts Platform III Limited (7)	393,446	393,446	*
Altma Fund SICAV P.I.C. in respect of Advent Convertible Arbitrage Sub-Fund (INOCAP) (6)	15,935	15,935	*
American Century Capital Portfolios, Inc - Equity Income Fund (14)	10,526,856	10,526,856	1.50%
American Century Investments Value Yield LLC (14)	27,279	27,279	*
American Century Value Yield Trust (14)	359,741	359,741	*
Arkansas PERS (9)	142,296	142,296	*
ATSF - Transamerica Convertible Securities	426,234	426,234	*
Aventis Pension Master Trust	20,984	20,984	*
AVK (Advent Claymore) Fund	114,755	114,755	*
Bank of America Pension Trust †	354,102	354,102	*
Barclays Capital Inc. (24)	1,508	1,508	*
Barclays Global Investors Diversified Alpha Plus Funds †	50,492	50,492	*
Barnet Partners Ltd.	915,419	915,419	*
Basso Holdings Ltd.	263,478	263,478	*
Bear Stearns †	196,723	196,723	*
BMW-Suzuka Annapurna (6)	35,541	35,541	*
BNP Paribas Equity Strategies, SNC †	244,461	244,461	*
Boilermakers - Blacksmith Pension Trust	72,132	72,132	*
British Virgin Islands Social Security Board (6)	8,066	8,066	*

Calamos Growth & Income Fund - Calamos Investment Trust	3,934,464	3,934,464	*
Calamos Growth & Income Portfolio - Calamos Advisors Trust	27,541	27,541	*
Calamos Strategic Total Return Fund	285,249	285,249	*
California Health Care Foundation (6)	28,918	28,918	*
CC	229,510	229,510	*
CC ARB SIF I, Ltd. (10)	30,164	30,164	*
CC Arbitrage Ltd. (11)	173,641	173,641	*
CEMEX Pension Plan	10,820	10,820	*
CGNU Life Fund	81,968	81,968	*
Citigroup Global Markets Inc. †	672,138	672,138	*
Citigroup Pension Plan †	16,394	16,394	*
City of Knoxville Pension System	11,148	11,148	*
City of Sarasota Police Officers Pension Plan (6)	918	918	*
CNH	32,787	32,787	*
Commercial Union Life Fund	101,640	101,640	*
Convertible Securities Fund	5,246	5,246	*
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	205,051	205,051	*
Credit Suisse Securities (USA) LLC †	163,936	163,936	*
CSS, L.L.C.	131,149	131,149	*
DBX Convertible Arbitrage 14 Fund (20)	31,804	31,804	*
D.E. Shaw/Valence Portfolios, L.L.C.	2,983,635	2,983,635	*
Deep Rocks & Co.	249,183	249,183	*
Delta Airlines Master Trust	92,788	92,788	*
Delta Pilots Disability and Survivorship Trust	14,754	14,754	*
Deutsche Bank Securities Inc. (25)	914,632	914,632	*
DKR SoundShore Strategic Holding Fund Ltd.	131,149	131,149	*
Domestic & Foreign Missionary Society DFMS (6)	3,344	3,344	*
Dorinco Reinsurance Company	65,574	65,574	*
Ellington Overseas Partners, Ltd	655,744	655,744	*
Employers Mutual Casualty Company Value Yield (14)	128,198	128,198	*
Equity Overlay Fund	222,953	222,953	*
Ferox BF Limited (7)	131,149	131,149	*
Florida Power & Light	132,591	132,591	*
Forest Fulcrum Fund LP	46,951	46,951	*
Forest Global Convertible Fund, Ltd., Class A-5	543,415	543,415	*
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio	19,476	19,476	*
FrontPoint	196,723	196,723	*
Geode U.S. Convertible Arbitrage Fund, a segregated account of Geode Capital Master Fund Ltd.	196,723	196,723	*
Georgetown University	3,869	3,869	*
GMIMCO Trust	196,723	196,723	*
Goldman Sachs & Co. †	414,561	414,561	*
Grace	295,085	295,085	*
Grady Hospital Foundation	12,394	12,394	*
Guggenheim Portfolio Company XXXI, LLC	436,726	436,726	*
HFR CA Global Opportunity Master Trust	143,805	143,805	*
HFR CA Lazard Rathmore Master Trust (20)	27,869	27,869	*
HFR CA Opportunity Master Trust	20,984	20,984	*
HFR CA Select Fund	65,574	65,574	*
HFR RVA Combined Master Trust (18)	126,165	126,165	*
HFR RVA Select Performance	60,656	60,656	*
Highbridge International LLC (12)	902,213	819,680	*
Highmark Limited (20)	39,673	39,673	*
Hollowbattle	120,329	120,329	*
IAM Mini-Fund 14 Limited (17)	133,903	133,903	*
IAM Mini-Fund 19 Limited (20)	15,541	15,541	*
IDEX - Transamerica Convertible Securities Fund	262,298	262,298	*
Independence Blue Cross (6)	30,886	30,886	*
Indiana Lumbermens Mutual Insurance Company (6)	1,902	1,902	*
Institutional Benchmark Series Ltd.	39,804	39,804	*
Institutional Benchmarks	131,149	131,149	*
Institutional c/o Quattro	44,263	44,263	*
Investcorp Silverback Arbitrage Master Fund Limited (22)	426,234	426,234	*
J.P. Morgan Securities Inc. †	140,067	140,067	*
Jefferies & Company, Inc. (23)	197	197	*
JMG Capital Partners, LP	131,149	131,149	*
JMG Triton Offshore, Ltd.	131,149	131,149	*
John Deere Pension Trust	281,970	281,970	*
KBC Convertibles MAC28 Limited	196,723	196,723	*
KBC Diversified Fund	393,446	393,446	*
KBC Financial Products USA Inc.	950,829	950,829	*
Knoxville Utilities Board Retirement System	10,820	10,820	*
Lazard Asset Management	98,362	98,362	*
Lazard Rathmore Master Fund LP (20)	151,149	151,149	*
LDG	10,295	10,295	*
Lexington	2,295	2,295	*
LGT MM CONV BOND FUND CH0638-G (6)	26,230	26,230	*
LLT Limited	34,558	34,558	*
LMA SPC for and on behalf of Map 99 Segregated Portfolio (20)	39,673	39,673	*
Louisiana CCRF	21,640	21,640	*
Lyxor/Convertible Arbitrage Fund Limited	41,836	41,836	*
Lyxor/Forest Fund Limited	939,550	939,550	*
Lyxor/Lazard Rathmore Fund Limited (20)	79,673	79,673	*
Lyxor/Mohican Convertible Arbitrage Fund Limited	262,298	262,298	*
Lyxor/Zola	16,394	16,394	*
MABSTOA (6)	8,394	8,394	*
MacKay Shields LLC	1,279,553	1,279,553	*
Macomb County Employees’ Retirement System	24,590	24,590	*
Matrix Lazard Opportunities Fund (20)	8,066	8,066	*
Maryland State Retirement and Pension System (6)	7,279	7,279	*
McMahan	65,574	65,574	*
Melody	52,460	52,460	*
MFS Total Return Fund A Series of MFS Series Trust IV	249,183	249,183	*
MFS V	380,332	380,332	*
Mohican VCA Master Fund Ltd.	229,510	229,510	*
Morgan Stanley & Co International PLC (19)†	173,707	173,707	*
Morgan Stanley Convertible Securities Trust †	163,936	163,936	*
Nations Convertible Securities Fund	1,117,388	1,117,388	*
New York City Employee’s Retirement System (6)	101,444	101,444	*
New York City Fire Department Pension Fund (6)	16,066	16,066	*
New York City MTA (6)	16,984	16,984	*
New York City Police Pension Fund (6)	33,771	33,771	*
New York City Teachers’ Retirement System	14,164	14,164	*
New York City Teachers Retirement System Global (6)	18,033	18,033	*
Nextera Energy (6)	56,263	56,263	*
Nomura Securities International (21)	95,870	95,870	*
Northern Income Equity Fund	32,787	32,787	*
Norwich Union Life & Pensions	144,264	144,264	*
Oakwood Assurance Company Ltd.	2,295	2,295	*
Oakwood Healthcare Inc. Pension	12,197	12,197	*
Oakwood Healthcare Inc. - OHP	656	656	*
Oakwood Healthcare Inc. Endowment / A&D	328	328	*
Oakwood Healthcare Inc. Funded Depreciation	3,279	3,279	*
Oakwood Healthcare Inc. Professional Liability	525	525	*
Oakwood Healthcare Inc. Working Capital	1,639	1,639	*
Occidental Petroleum Corporation (6)	17,115	17,115	*
Old Lane Cayman Master Fund LP	453,250	453,250	*
Old Lane HMA Master Fund LP	155,674	155,674	*
Old Lane U.S. Master Fund LP	391,086	391,086	*
Oppenheimer Convertible Securities Fund	327,872	327,872	*
Oyster Global Convertibles (6)	82,427	82,427	*
Palm Bay P&F CU (6)	1,705	1,705	*
Palm Bay Police & Firefighters’ Pension Fund (9)	1,246	1,246	*
Partners Group Alternative Strategies PCC Limited Gold Zeta Delta	22,754	22,754	*
Peoples Benefit Life Insurance Company Teamsters	1,622,966	1,622,966	*
Pensacola City of Fire CU (6)	984	984	*
PIMCO Convertible Fund	24,590	24,590	*
Polaris Vega Fund L.P.	265,576	265,576	*
Port Authority of Allegheny County Consolidated Trust Fund	3,607	3,607	*
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	19,672	19,672	*
Pro Mutual (6)	36,591	36,591	*
Radian Asset Assurance (8)	78,689	78,689	*
Radian Guaranty (8)	16,394	16,394	*
Redbourn Partners Ltd	163,936	163,936	*
Redbrick Capital Master Fund, LTD	655,744	655,744	*
Retail Clerks Pension Trust I	183,608	183,608	*
Retail Clerks Pension Trust II	226,232	226,232	*
Rhythm Fund, Ltd.	393,446	393,446	*
RMF Umbrella SICAV	1,639	1,639	*
S.A.C. Arbitrage Fund, LLC (13)	1,601,393	1,601,393	*
San Diego	196,723	196,723	*
San Francisco City and County ERS (6)	47,345	47,345	*
Sarasota Police Officers’ Pension Fund (9)	1,639	1,639	*
SCI Endowment Care Common Trust Fund - Regions Bank	6,557	6,557	*
SCI Endowment Care Common Trust Fund - SunTrust Bank	3,607	3,607	*
SCI Endowment Care Common Trust Fund - US Bank, N.A.	1,639	1,639	*
Seattle City Employee Retirement System	1,639	1,639	*
SG Americas Securities, LLC	334,102	334,102	*
Singlehedge US Convertible Arbitrage Fund	64,853	64,853	*
Sphinx Convertible Arbitrage SPC	42,099	42,099	*
Sphinx Fund	7,016	7,016	*
St. Albans Partners Ltd.	524,595	524,595	*
St. Lucie County Fire District Firefighters’ Pension Trust Fund (9)	3,934	3,934	*
St. Lucie County Fire Pension (6)	2,426	2,426	*
St. Paul Travelers Companies, Inc. - Commercial Lines	55,804	55,804	*
State of Alaska Retirement and Benefit Plan (6)	35,082	35,082	*
Stonebridge Life Insurance	65,574	65,574	*
Sturgeon Limited	50,361	50,361	*
Sunrise Partners Limited Partnership	716,804	554,104	*
T. Rowe Price Associates, Inc. as investment adviser on behalf of ING Investors Trust	828,860	828,860	*
T. Rowe Price Associates, Inc. as investment adviser on behalf of Penn Series Funds, Inc.	371,151	371,151	*
T. Rowe Price Associates, Inc. as investment adviser on behalf of T. Rowe Price Capital Appreciation Fund, Inc.	2,013,134	2,013,134	*
Tamalpais Asset Management	491,808	491,808	*
TD Securities (USA) LLC	327,872	327,872	*
Teachers’ Retirement System for the City of New York (6)	40,197	40,197	*
Teachers’ Retirement System of the City of New York (6)	49,705	49,705	*
The Advent Convertible Arbitrage Fund, Cayman Fund II (6)	123,542	123,542	*
The Advent Convertible Arbitrage Master Fund (6)	369,249	369,249	*
The City University of New York	3,279	3,279	*
The Cockrell Foundation	5,574	5,574	*
The Dow Chemical Company Employees’ Retirement Plan	111,476	111,476	*
The LCM Convertible Securities Fund	114,755	114,755	*
The Omidyar Network Fund, Inc. (9)	16,721	16,721	*
The Police and Fire Retirement System of the City of Detroit (6)	16,590	16,590	*
Thrivent Financial for Lutherans (26)	65,574	65,574	*
Transamerica Accidental Life	65,574	65,574	*
Transamerica Life Insurance and Annuities Corp	393,446	393,446	*
Trustmark Insurance Company (6)	13,443	13,443	*
UBS Securities LLC †	1,311,488	1,311,488	*
Union Bank (8)	29,508	29,508	*
Union Carbide Retirement Account	32,787	32,787	*
Union Pacific Master Retirement Trust	131,149	131,149	*
United Food and Commercial Workers Local 1262 and Employers Pension Fund	5,902	5,902	*
Univar USA Inc.	26,230	26,230	*
US Bank FBO Essentia Health System	16,066	16,066	*
Van Kampen Harbor Fund	216,396	216,396	*
Virginia Retirement System (6)	34,492	34,492	*
Whitebox Concentrated Convertible Arbitrage Partners, LP (15)	1,097,978	1,097,978	*
Whitebox Multi-Strategy Partners, LP (16)	1,446,112	1,446,112	*
Xavex Convertible Arbitrage 4 Fund	11,607	11,607	*
Xavex Convertible Arbitrage 7 Fund	29,508	29,508	*
Yield Strategies Fund I, L.P.	793,450	793,450	*
Yield Strategies Fund II, L.P.	498,365	498,365	*
Zola	16,394	16,394	*
Zurich c/o TQA	21,246	21,246	*
Zurich Institutional Benchmarks Master Fund Ltd.	58,755	58,755	*
Unnamed stockholders or any future transferees, pledgees, donees or successors of or from any such unnamed stockholders (5)	—	—	*

Total (3)		59,562,936

†	We have ongoing relationships with certain of these selling stockholders or their affiliates including through their participation as lenders under our amended and restated credit facility; their provision of commercial banking services, including mortgage loans and the provision of cash management services; their participation with us in interest swap agreements and other hedging instruments; or through their acting as underwriters for issuances of our senior notes and equity securities.
*	Less than one percent of the common stock outstanding, as applicable.
(1)	Includes shares of common stock issuable upon the exchange of debentures assuming an exchange rate of 65.5744 common shares for each $1,000 principal amount of debentures and a cash payment in lieu of any fractional shares. The exchange rate is subject to adjustment pursuant to the terms of the debentures.
(2)	Assumes the selling stockholder sells all of the common stock being offered by this prospectus.
(3)	Amounts are in excess of the total amount registered due to sales or transfers of debentures or common stock by selling stockholders since the date as of which information was provided to us.
(4)	Calculated based on Rule 13d-3(d)(i) under the Securities Exchange Act of 1934, as amended, using 693,002,997 shares outstanding on June 15, 2011. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon exchange of the holder’s debentures. However, we did not assume exchange of any of other holder’s debentures.
(5)	We will identify additional selling stockholders, if any, by prospectus supplement or post-effective amendment before they offer or sell their securities.
(6)	Advent Capital Management, LLC (“Advent”), an investment advisor that is registered under the Investment Advisors Act of 1940, furnishes investment advice to and manages onshore and offshore investment funds and to separate managed accounts (such investment funds and accounts, the “Funds”). In its role as investment advisor, or manager, Advent possesses voting and/or investment power over the securities of the Issuer described in this schedule that are owned by the Funds. All securities reported in this schedule are owned by the Funds. Advent disclaims beneficial ownership of such securities.
(7)	Alex Warren, as Portfolio Manager of the selling stockholder, has the power to direct the voting and disposition of the securities held by the selling stockholder.
(8)	Lord, Abbett & Co. LLC, is the investment advisor (“Advisor”) of the selling securityholders and has voting and dispositive power over the securities held by the selling securityholders. Adrian Rocco, a supervisor for the Advisor, or his designees, have the power to direct the voting and disposition of the securities held by the securityholders.
(9)	Ravi Malik, Portfolio Manager for SSI Investment Management, has the power to direct the voting and disposition of the securities managed by SSI Investment Management.
(10)	Castle Creek Arbitrage LLC (the “Advisor”), is the investment manager of CC ARB SIF I, Ltd. (the “Fund” ) and has sole voting and dispositive power over the securities held by the Fund . Mr. Allan Weine, Managing Member of the Advisor, has the authority to direct the voting and disposition of securities held by the Fund. The Advisor and Mr. Weine each disclaim beneficial ownership over securities held by the Fund, except to the extent of any indirect ownership interest resulting from an economic participation in the Fund.
(11)	Castle Creek Arbitrage LLC (the “Advisor”), is the investment manager of CC Arbitrage Ltd. (the “Fund”) and has sole voting and dispositive power over the securities held by the Fund. Mr. Allan Weine, Managing Member of the Advisor, has the authority to direct the voting and disposition of securities held by the Fund. The Advisor and Mr. Weine each disclaim beneficial ownership over securities held by the Fund, except to the extent of any indirect ownership interest resulting from an economic participation in the Fund.
(12)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting and dispositive power over the shares beneficially owned by Highbridge International LLC. Glenn Dubin is the Chief Executive Officer of Highbridge Capital Management, LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC and Glenn Dubin disclaims beneficial ownership of the shares of Common Stock held by Highbridge International LLC.
(13)	Pursuant to an investment management agreement. S.A.C. Capital Advisors, L P., a Delaware limited partnership (“SAC Capital Advisors LP”) maintains investment and voting power with respect to the securities held by S.A.C. Arbitrage Fund, LLC. Mr. Steven A. Cohen controls SAC Capital Advisors LP. Each of SAC Capital Advisors LP and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this questionnaire.
(14)	American Century Investment Management, Inc. (the “Advisor”) is the investment manager of American Century Capital Portfolios, Inc. – Equity Income Fund, American Century Value Yield Trust, Employers Mutual Casualty Company Value Yield, and American Century Investments Value Yield LLC (the “Funds”) and has sole voting and dispositive power over the securities held by the Funds. Mr. Philip N. Davidson, Managing Member of the Advisor, has the authority to direct the voting and disposition of securities held by the Funds. The Advisor and Mr. Davidson each disclaim beneficial ownership over securities held by the Funds, except to the extent of any indirect ownership interest resulting from an economic participation in the Funds.
(15)	Whitebox Concentrated Convertible Arbitrage Advisors, LLC (“WCCAA”) is the general partner of Whitebox Concentrated Convertible Arbitrage Partners, LP (“WCCAP”). Whitebox Advisors, LLC (“WA”) is the investment advisor to WCCAA and Andrew Redleaf is the managing member of WA and has the power to direct the disposition and voting of the securities held by the security holders. WA, WCCAA, WCCAP and Andrew Redleaf each disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein.
(16)	Whitebox Multi-Strategy Advisors, LLC (“WMSA”) is the general partner of Whitebox Multi-Strategy Partners, LP (“WMSP”). Whitebox Advisors, LLC (“WA”) is the investment advisor to WMSA and Andrew Redleaf is the managing member of WA and has the power to direct the disposition and voting of the securities held by the security holders. WA, WMSA, WMSP and Andrew Redleaf each disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein.
(17)	Whitebox Advisors, LLC (“WA”) is the investment manager to IAM Mini-Fund 14 Limited (“IAM”) and Andrew Redleaf is the managing member of WA and has the power to direct the disposition and voting of the securities held by the security holder. WA, IAM and Andrew Redleaf each disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein.
(18)	Whitebox Advisors, LLC (“WA”) is the investment manager to HFR RVA Combined Master Trust (“HFR”) and Andrew Redleaf is the managing member of WA and has the power to direct the disposition and voting of the securities held by the security holder. WA, HFR and Andrew Redleaf each disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein.
(19)	Morgan Stanley & Co International PLC has voting and dispositive power over the securities held. Christopher Good, a supervisor for Morgan Stanley & Co International PLC, or his designees, have the power to direct the voting and disposition of the securities held.
(20)	Lazard Asset Management LLC manages the securities for the selling stock holder. Sean Reynolds, Portfolio Manager for Lazard Asset Management LLC, has the power to direct the voting and disposition of the securities managed by Lazard Asset Management LLC.
(21)	Robert E. Thebault, Executive Director for Nomura Securities International, has the power to direct the voting and disposition of the securities managed by Nomura Securities International.
(22)	Silverback Asset Management, LLC is the sub-advisor (“Sub-Advisor”) of the selling securityholder and has voting and dispositive power over the securities held by the selling securityholder. Elliot Bossen, Chief Investment Officer for the Sub-Advisor, or his designees have the power to direct the voting and disposition of the securities held by the selling securityholder.
(23)	Harli Karakis has sole voting and dispositive power over the securities held by Jefferies & Company, Inc.
(24)	Barclays Capital Inc., a Connecticut corporation (“BCI”), has investment and voting power with respect to the shares of Issuer’s common stock (the “Shares”). Mr. Spencer Kornreich, Vice President, has the authority to direct the voting and disposition of the Shares on behalf of BCI. Mr. Spencer Kornreich disclaims personal beneficial ownership of any of the Shares.
(25)	Deutsche Bank Securities Inc., acts as agent for Structured Finance Americas LLC, a wholly-owned subsidiary of Deutsche Bank AG. Any two officers of Structured Finance Americas LLC - Andrea Leung, John Arnone, Sunil Hariani and Jill Rathjen - acting jointly, or their designees, have voting control and investment discretion over the securities on behalf of Structured Finance Americas LLC.
(26)	The shares of Host Hotels and Resorts, Inc. are solely owned by Thrivent Financial for Lutherans for the benefit of its members. Mr. John Pickering, a portfolio manager for Thrivent Financial for Lutherans, has the authority to direct the voting and disposition of these securities held by Thrivent Financial for Lutherans. Mr. Pickering disclaims beneficial ownership of these shares.